Contacts:
Investors: Kurt Harrington at 703-312-9647 or kharrington@fbr.com
Media: Bill Dixon at 703-469-1092 or bdixon@fbr.com

            FBR Announces Preliminary Results for First Quarter 2005

Arlington, Va., April 25, 2005 - Friedman, Billings, Ramsey Group, Inc. (NYSE:
FBR) today announced preliminary financial results for the quarter that ended March 31, 2005. FBR expects to report net after-tax income of $22 million to $25 million, or $0.13 to $0.15 per share (diluted). FBR expects to report net revenues for the quarter of $163 million compared to $221 million for the first quarter 2004. Included in these results is a reserve of $7.5 million for a potential settlement by the company's broker-dealer subsidiary related to a previously disclosed regulatory investigation concerning a PIPE transaction completed in 2001. Book value per share as of March 31, 2005 is anticipated to be $8.62, and book value per share net of Accumulated Other Comprehensive Income
(AOCI) is expected to be $9.63.(1)

"While our first quarter results were clearly disappointing, we remain optimistic about our capital markets and principal investment portfolio businesses, and we remain confident that we will generate the earnings to maintain our core dividend payments," said Eric F. Billings, Co-Chairman and Co-Chief Executive Officer of FBR.

"As we discussed in our conference call on March 17, this quarter was negatively impacted by a lack of merchant banking gains, one-time transitional costs related to the acquisition of First NLC, and continuing spread compression in the mortgage-backed securities (MBS) portfolio," Mr. Billings said. "The principal reasons for the lower reported earnings following the call are the previously mentioned reserve for the PIPE transaction and related legal fees, anticipated revenues from an investment banking transaction and dividends from merchant banking which shifted from the first quarter into the second quarter. The banking transaction has subsequently been completed and the anticipated dividends have been declared."

Investment Banking and Institutional Brokerage

Revenues from FBR's investment banking operations are expected to total $88 million for the quarter, a decrease of $3 million from the first quarter of 2004. FBR's investment banking team executed 25 managed underwritings and corporate financial transactions with a total transaction value of over $7.7 billion, compared with 29 transactions for a total value of $6.6 billion in the first quarter of 2004.

FBR's institutional brokerage revenues are expected to total $28 million for the quarter, a decrease from the $35.2 million reported for the first quarter of 2004, but an increase from $25.7 million in the fourth quarter of 2004.

Investment banking highlights include:
        o Five initial public offerings completed, raising a total $1.6 billion, compared to four IPOs in the first quarter of 2004 that raised $620 million.
        o Two private placements that raised a total of $589.6 million.
        o Ten secondary offerings, raising $1.7 billion.
        o Five asset-backed securities (ABS) transactions completed, with an aggregate value of $3.8 billion.
        o FBR earned the following investment banking rankings for the first quarter of 2005: (2)
                o # 1 book-running manager for all U.S. common equity capital raises for issuers with a market capitalization of $1 billion and under
                o # 8 book-running manager for all U.S. IPOs
                o # 6 book-running manager for all U.S. common equity capital raises.

Asset Management

FBR's asset management franchise is expected to report a decrease in net assets under management of $200 million.

        o Total funds under management are expected to be $3.1 billion as of March 31, 2005, compared to $3.2 billion on December 31, 2004.
        o Base and incentive fees are expected to show a combined decrease of 12%, to $8.1 million in the first quarter of 2005 from $9.2 million in the first quarter of 2004, due to a decrease of $3 million in performance-based incentive fees.
        o Mutual fund assets are expected to total $2.2 billion at the end of the first quarter, compared to $2.3 billion at the end of 2004.

Principal Investment

FBR's principal investing revenues net of total interest expense are expected to total $36 million during the first quarter of 2005, compared to $83.9 million during the first quarter of 2004 and $67.2 million for the fourth quarter of 2004

FBR completed the acquisition of First NLC on February 16, 2005, and initiated the process of shifting a portion of its principal investing capital to non-conforming mortgages. As of March 31, 2005, FBR expects to show holdings of $11.6 billion in the mortgage-backed securities (MBS) portfolio and $827 million in non-conforming mortgage loans.

During the first quarter of 2005, the Federal Reserve increased the federal funds rate for the seventh time in the last three quarters, resulting in a continued general flattening of the yield curve. The MBS portfolio expects to earn a return on equity equal to 14.4% and a net spread of 96 basis points for the quarter.

        o Quarter-end leverage (debt-to-equity) in the MBS portfolio is expected to be 12.5, compared to 11.2 on December 31, 2004.
        o FBR expects to report that during the first quarter of 2005, its MBS portfolio had a weighted average annual yield of 3.42%, and that the weighted average financing rate was 2.46% (including the benefit of hedging), resulting in a net interest spread of 0.96% for the quarter. During the fourth quarter of 2004, the portfolio had a weighted average annual yield of 3.18% and a weighted average financing rate of 1.95% (including the benefit of hedging), resulting in a net interest spread of 1.23% for that quarter.
        o Amortization of MBS premium during the first quarter of 2005 is expected to be $14.6 million, compared to $17.8 million for the fourth quarter of 2004. The weighted average remaining premium of FBR's MBS portfolio was 1.60% on March 31, 2005, compared to 1.68% at the end of 2004.
        o On March 31, 2005, the MBS portfolio continued to maintain a low effective duration (a measure of interest rate sensitivity) of 1.23 compared to 0.78 as of December 31, 2004.
        o As part of FBR's planned portfolio transition to non-conforming mortgages, First NLC is expected to generate a loss of approximately $2.5 million as the company elected to hold a substantial portion of first quarter originations rather than taking gain on sale.
        o During the month of March, First NLC's first full month as a subsidiary of FBR, it originated a record $400 million of mortgages.

The total value of FBR's merchant banking portfolio and other long-term investments are expected to total $430 million as of March 31, 2005. Of this total, $345 million was held in the merchant banking equity portfolio, $61 million was held in alternative asset funds, and $24 million was held in other long-term investments.

        o During the first quarter of 2005, FBR anticipates recording $3 million of net investment income and dividends from principal investing.
        o The merchant banking equities portfolio expects to report a net unrealized loss of $5.4 million as of March 31, 2005 that is included in accumulated other comprehensive income.

FBR anticipates that it will report final financial results for the first quarter of 2005 on the evening of Wednesday, May 4, 2005.

The firm will host a conference call at 9:00 a.m. (EDT) on Tuesday, April 26, 2005 to discuss the preliminary results. To access the live webcast, please visit http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=FBR. Replays of the webcast will be available after the call.

Friedman, Billings, Ramsey Group, Inc. provides investment banking(3), institutional brokerage(3), asset management, and private client services through its operating subsidiaries and invests in mortgage-backed securities and merchant banking opportunities. FBR focuses capital and financial expertise on eight industry sectors: consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate, and technology, media and telecommunications. FBR, headquartered in the Washington, D.C. metropolitan area, with offices in Arlington, Va. and Bethesda, Md., also has offices in Boston, Cleveland, Dallas, Denver, Houston, Irvine, London, New York, Phoenix, Portland, San Francisco, Seattle, and Vienna. For more information, please see http://www.fbr.com.

(1)Accumulated Other Comprehensive Income (AOCI) includes changes in value of available-for-sale securities and cash flow hedges. We believe that such changes represent temporary market fluctuations, are not reflective of our market strategy, and therefore, exclusion of AOCI provides a reasonable basis for calculating returns.
(2) Source: Dealogic.
(3) Friedman, Billings, Ramsey & Co., Inc.

Statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, costs of borrowing, interest spreads, mortgage pre-payment speeds, risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. These and other risks are described in the company's Annual Report and Form 10-K and quarterly reports on Form 10-Q that are available from the company and from the SEC.

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